Exhibit 99.2
Clean Energy Visionary KR Sridhar Joins C3 AI Board of Directors

Sridhar brings extensive energy industry and sustainability expertise to C3 AI

REDWOOD CITY, Calif. — March 2, 2023 — C3 AI (NYSE: AI), the Enterprise AI software application company, today announced Bloom Energy Founder, Chairman, and CEO KR Sridhar has joined the C3 AI Board of Directors. The appointment will further support C3 AI's growing focus on solving critical energy and sustainability challenges for companies through enterprise AI.

“A pioneer in the clean energy industry and a trusted expert on sustainability, KR is an important addition to the C3 AI Board of Directors,” said Thomas M. Siebel, Chairman and CEO of C3 AI. “Climate and energy security are some of the greatest challenges of our time, and his unique experience and vision will strengthen our company as we support organizations across sectors on their sustainability journeys through use of enterprise AI.”

“C3 AI has established itself as a leader in digital transformation in the energy sector and beyond, serving organizations across industries as they use AI to address critical ESG and sustainability issues,” said Mr. Sridhar. “I’m excited to join the company at this critical juncture, and I look forward to working alongside an industry-leading team of experts to drive progress.”

Mr. Sridhar is a visionary entrepreneur and a leader in the clean tech industry. As the founder and CEO of Bloom Energy, he pioneered the development of fuel cell technology and now leads a global team of experts deploying sustainable, resilient power at scale. Prior to Bloom Energy, he was the director of the Space Technologies Laboratory at the University of Arizona, and a professor of aerospace and mechanical engineering.

C3 AI is accelerating the adoption of digital technology in conventional industries through the C3 AI Sustainability Suite, which includes C3 AI Sustainability for Manufacturing, C3 AI ESG and C3 AI Energy Management.

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About C3.ai, Inc.
C3 AI is the Enterprise AI application software company. C3 AI delivers a family of fully integrated products including the C3 AI Platform, an end-to-end platform for developing, deploying, and operating enterprise AI applications, C3 AI applications, a portfolio of industry-specific SaaS enterprise AI applications that enable the digital transformation of organizations globally, and C3 Generative AI, a suite of large AI transformer models for the enterprise.

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